Exhibit 99

FOR IMMEDIATE RELEASE

October 23, 2013

THE EASTERN COMPANY REPORTS RESULTS
FOR THE THIRD QUARTER AND NINE MONTHS OF 2013

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the third quarter and nine months of 2013.  Net sales for the quarter were $34.3 million, compared to $39.6 million for the same period in 2012, a 14% decrease.  Net income for the third quarter was $1.8 million or $0.29 per diluted share compared to $2.2 million or $0.36 per diluted share that was reported in the third quarter of 2012, a 19% decrease.

Net sales for the nine months of 2013 were $108.2 million compared to $121.7 million, an 11% decrease.  Year to date earnings for the nine month period ended September 28, 2013 were $5.0 million or $0.80 per diluted share, compared to $6.9 million or $1.11 per diluted share for the same period in 2012, a 28% decrease.

Leonard F. Leganza, Chairman, President and CEO stated, “The sales decrease in both the third quarter and nine months period of 2013 when compared to the prior year periods was primarily the result of continued softness in the general economy.  The decreases in sales at most of our operating units reflected that softness.  The third quarter particularly was additionally affected by the slowness in the manufacturing sector during the quarter as a result of vacations and a strike at one of our Class 8 truck customers.”

Mr. Leganza added, “The lower sales volume in both the third quarter and first nine months of 2013 had the obvious negative impact on income during those periods.  In addition, our income was negatively impacted in the third quarter of 2013 as a result of the costs related to the relocation of one of our operations in China.”

Mr. Leganza also stated, “In the Metal Products segment, although sales of mining products used primarily in coal mining have not been affected negatively by the so called ‘war on coal’, we are continuing to explore other markets for both malleable and ductile iron “cast” products.  In the Security Products segment, sales of more advanced electronic products introduced to the commercial laundry market over the recent years continue to be slow in the U.S. but are gaining wider acceptance in foreign markets.  In the Industrial Hardware segment, Class 8 truck manufacturing didn’t perform as strong as that industry had forecasted, but the industry appears to be making up ground and looks stronger going into 2014.”

Mr. Leganza concluded, “Despite the economic uncertainty still lingering in the marketplace, our view of the future has not held us back from improving our facilities.  The building addition to our Eberhard Manufacturing facility in Strongsville, Ohio was completed on schedule and our Eberhard Hardware manufacturing operation in Ontario, Canada was reorganized during the third quarter of 2013 to continue pursuing the lightweight composite panel business at that facility and the structural repair and upgrade project in the Metal Products segment is progressing on schedule. The focus and emphasis we have placed on cash flow during the recent years of economic uncertainties have sustained the Company in solid financial position and we are confident our current liquidity will be sufficient and strong enough to support our dividend policy, meet our debt service requirements and replace and upgrade our capital equipment programs as needed, such as those described above.”

The Eastern Company is a 155-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from ten locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                 Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		NINE Months Ended

	13 wks	13 wks	39 wks	39 wks
	Sept. 28, 2013	Sept. 29, 2012	Sept. 28, 2013	Sept. 29, 2012
Net Sales	$34,256,086	$ 39,644,050	$108,196,240	$121,699,533

Net Income After Tax	$ 1,798,783	$ 2,223,975	$ 4,978,325	$ 6,901,929

Net Income Per Share:
Basic	$ 0.29	$ 0.36	$ 0.80	$ 1.11
Diluted	$ 0.29	$ 0.36	$ 0.80	$ 1.11

Weighted average
shares outstandings:
Basic	6,221,515	6,219,241	6,220,620	6,216,113
Diluted	6,238,074	6,234,727	6,237,647	6,231,929